Exhibit 99.1

Cambium Networks Corporation Names Jacob Sayer CFO

HOFFMAN ESTATES, Ill., April 2, 2024 — Cambium Networks Corporation (“Cambium Networks”) (NASDAQ: CMBM), a leading provider of wireless networking infrastructure solutions, today announced the appointment of Jacob Sayer as Chief Financial Officer, effective April 8, 2024. He will be responsible for Cambium’s financial strategies and will lead the global finance organization, including planning, treasury, tax, reporting, and investor relations. Jacob will succeed John Becerril, who is currently acting CFO following the January 2024 departure of Andrew Bronstein. John will remain as Cambium’s Global Controller and principal accounting officer.

Mr. Sayer brings a wealth of finance, operational, and strategic planning experience to Cambium Networks, most recently with a variety of challenging finance and business unit CFO roles at $9 billion enterprise value NYSE-listed industrial technology company Sensata Technologies Holding plc. Jacob has experience in business and financial strategy and financial operations, as well as acquisition integration and transformation. He brings a proven track record of driving strong financial results and instilling financial and operational discipline.

Mr. Sayer’s roles at Sensata Technologies included Vice President, Finance - Investor Relations from April 2020 to March 2024; Vice President, CFO, Industrial, Aerospace and Heavy Vehicle Business Units from January 2019 to April 2020; Vice President, CFO, Automotive Sensors Business Unit from January 2016 to January 2019; Treasurer and Vice President Investor Relations from November 2014 to January 2016; and Vice President of Investor Relations and Global Communications from May 2012 to November 2014. From 2009 to 2012, Mr. Sayer was Vice President, Corporate Development, Treasurer and Investor Relations at Avago Technologies Ltd. (now part of Broadcom Inc.). Prior to that, Mr. Sayer held various investment banking roles at multiple firms, including UBS Investment Bank; Donaldson, Lufkin & Jenrette International; Cowen & Company; and Merrill Lynch & Co. Mr. Sayer holds a B.S. in Mathematics and Economics from Tulane University, and an M.B.A. from the University of California, Berkeley, Haas School of Business.

"We are excited to welcome Jacob to Cambium Networks," said Morgan Kurk, Cambium Networks Chief Executive Officer. "His experience in financial operations, coupled with a strategic mindset will help provide the leadership needed to deliver profitable growth, create operational efficiency, and value for our shareholders. I am thrilled to welcome Jacob to the Cambium Networks team."

"I also want to express my thanks and gratitude to John Becerril for his leadership during his time as interim CFO," said Mr. Kurk. "John has been a steadying influence while leading the finance organization over the past quarter, contributing to our evolving financial strategy and maintaining rigor for the company. I truly appreciate his willingness to step up, his council, his contributions, and his commitment to Cambium Networks."

About Cambium Networks

Cambium Networks enables service providers, enterprises, industrial organizations, and governments to deliver exceptional digital experiences, and device connectivity, with compelling economics. Our ONE Network platform simplifies management of Cambium Networks wired and wireless broadband and network edge technologies. Our customers can focus more resources on managing their business rather than the network. We make connectivity that just works.

Contacts:

Investors:

Peter Schuman, IRC

VP Investor & Industry Analyst Relations

Cambium Networks

+1 (847) 264-2188

Peter.schuman@cambiumnetworks.com